                                                                      Exhibit 12

                    Computation of Earnings to Fixed Charges
                                 CSX Corporation
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                                                              FOR THE FISCAL YEARS ENDED
                                                  ---------------------------------------------------------------------------------
                                                  DEC. 27, 2002   DEC. 28, 2001    DEC. 29, 2000    DEC. 31, 1999   DEC. 25, 1998
                                                  -------------   -------------    -------------    -------------   ---------------
Earnings:
              Earnings Before Income Taxes        $         723    $        448    $         277    $         104   $         744
              Interest Expense                    $         445    $        518    $         550    $         528   $         513
              Amortization of debt discount       $           4    $          -    $           1    $           -   $           1
              Interest Portion of Fixed Rent      $          77    $         88    $         109    $         151   $         183
              Undistributed earnings of           $         (44)   $         (2)   $         (18)   $         (58)  $        (238)
              unconsolidated subsidiaries

                                                  -------------   -------------    -------------    -------------   ---------------
              Earnings, as Adjusted               $       1,205    $      1,052    $         919    $         725   $       1,203
                                                  -------------   -------------    -------------    -------------   ---------------

Fixed
Charges:      Interest Expense                    $         445    $        518    $         550    $         528   $         513
              Capitalized Interest                $           3    $          7    $           6    $           8   $           9
              Amortization of Debt Discount       $           4    $          -    $           1    $           -   $           1
              Interest Portion of Fixed Rent      $          77    $         88    $         109    $         151   $         183

                                                  -------------   -------------    -------------    -------------   ---------------
              Fixed Charges                       $         529    $        613    $         666    $         687   $         706
                                                  -------------   -------------    -------------    -------------   ---------------

                                                  ---------------------------------------------------------------------------------
              Ratio of Earnings to Fixed Charges            2.3 X           1.7 x            1.4 x            1.1 x           1.7 x
                                                  ---------------------------------------------------------------------------------